Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated November 5, 2010

Registration No. 333-169237

November 5, 2010

Pricing Term Sheet

METROPCS WIRELESS, INC.

Pricing Supplement, dated November 5, 2010, to Preliminary Prospectus Supplement, dated November 5, 2010, of MetroPCS Wireless, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information present in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Issuer	MetroPCS Wireless, Inc.

Title of Security	6 5/8% Senior Notes due 2020

Aggregate Principal Amount	$1,000,000,000, which amount represents an increase of $500,000,000 from the aggregate principal amount offered under the Preliminary Prospectus Supplement

Maturity	November 15, 2020

Coupon	6.625%

Public Offering Price	100% of face amount

Yield to Maturity	6.625%

Spread to Treasury	+ 411 bps

Benchmark	UST 2.625% due August 15, 2020

Interest Payment Dates	May 15 and November 15 commencing May 15, 2011

JPMorgan’s purchase price	99% of face amount

Gross Proceeds to Issuer before Expenses	$990,000,000

Optional Redemption:

	On or after November 15, 2015 at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	2015	103.313%
	2016	102.208%
	2017	101.104%
	2018 and thereafter	100.000%

Make-whole call	Prior to November 15, 2015 at a discount rate of Treasury plus 50 bps.

Optional redemption with equity proceeds	At any time prior to November 15, 2013, up to 35% of the Notes outstanding may be redeemed at 106.625% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

Use of Proceeds	We intend to redeem all outstanding principal amount of the existing 9 1/4% senior notes due 2014 at a price of 104.625% of the principal amount thereof, plus any accrued and unpaid interest to, but not including, the redemption date, and for general corporate purposes.

Trade Date	November 5, 2010

Settlement

T+7; (November 17, 2010)

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to November 17, 2010 will be required, by virtue of the fact that the Notes initially will settle T+7 (on November 17, 2010) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to November 17, 2010 should consult their own advisors.

Ratings*	Moody’s: B2 S&P: B

Denominations	$2,000 and integral multiples of $1,000

CUSIP/ISIN Numbers	CUSIP: 591709 AL4 ISIN: US591709AL49

Form of Offering	SEC Registered (Registration No. 333-169237)

Sole Book-Running Manager	J.P. Morgan Securities LLC

Allocations	Name	Principal Amount of Notes to be Purchased

	J.P. Morgan Securities LLC	$ 1,000,000,000

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533.